Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Brazil Minerals, Inc.

We hereby consent to the use of our report dated June 5, 2017, with respect to the balance sheets of Brazil Minerals, Inc. (formerly, Flux Technologies, Corp.)  (the "Company") as of December 31, 2015 and December 31, 2016 and the related statements of operations, stockholders' equity, and cash flows for the years then ended, incorporated by reference in Form S-8 to be filed on or about December 8, 2017.

/s/ BF BORGERS CPA PC
BF BORGERS CPA PC
Lakewood, Colorado
December 8, 2017